Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

enGene Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value per share (Primary Offering)(2)	457(o)	10,411,666	$11.50(3)	$119,734,159.00	0.00014760	$17,672.76

	Equity	Common Shares, no par value per share (Secondary Offering)(4)	457(o)	27,144,548	$8.07(5)	$219,056,502.36(5)	0.00014760	$32,332.74(5)

	Equity	Warrants to purchase Common Shares (Secondary Offering)(6)	—	6,386,589	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$338,790,661.36		$50,005.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$50,005.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional common shares, without par value (the “Common Shares”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of up to an aggregate of 10,411,666 Common Shares upon that may be issued by upon the exercise of a like number of warrants to purchase Common Shares (the “Warrants”) consisting of (i) the 6,386,589 Warrants described herein following their public resale by the Selling Holders (as defined herein) and (ii) 4,025,077 additional outstanding Warrants. The aggregate number of Common Shares shall be adjusted to include any additional Common Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Based upon the $11.50 exercise price per Common Share issuable upon exercise of the Warrants.

(4)

Consists of up to: (i) 6,462,016 of Common Shares and 2,783,949 Warrants issued in connection with the PIPE Financing (as defined herein) and a Non-Redemption Agreement (as defined herein) to certain investors (the “PIPE/NRA Investors”) including FEAC Sponsor (as defined herein) or an affiliate thereof; (ii) 14,295,943 Common Shares and 3,602,640 Warrants held by certain Selling Holders, including FEAC Sponsor, party to the Registration Rights Agreement (each as defined herein), and (iii) 6,386,589 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants described in (i) and (ii) above. The aggregate number of Common Shares shall be adjusted to include any additional Common Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Shares on November 17, 2023, as reported on the Nasdaq Capital Market, under the symbol “ENGN”, which is within five business days of the filing of this Registration Statement.

(6)	Represents the resale of 6,386,589 Warrants. Pursuant to Rule 457(g), no separate registration fee is required.